Exhibit 99.4

SHIRE PLC
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On June 3, 2016, Shire plc (“Shire”) and Baxalta Incorporated (“Baxalta”), a U.S. biopharmaceutical company based in Bannockburn, Illinois, completed their business combination pursuant to the Agreement and Plan of Merger (the “merger agreement”), dated as of January 11, 2016, by and among Shire, Baxalta and BearTracks, Inc., a Delaware corporation and wholly-owned subsidiary of Shire.

The unaudited pro forma condensed combined statements of income for the fiscal year ended December 31, 2015 and the three months ended March 31, 2016 have been prepared by Shire and give effect to the following transactions as if they had occurred on January 1, 2015:

•                  the combination with Baxalta for a consideration of, in each case without interest and subject to any applicable withholding taxes, (i) $18.00 in cash and (ii) (a) 0.1482 of a Shire ADS or (b) if a Baxalta stockholder timely elected, 0.4446 of a Shire ordinary share, in lieu of such fraction of a Shire ADS described in (ii)(a), per share of Baxalta common stock, representing an aggregate consideration of approximately $31.2 billion, based on the closing price of Shire ADSs on May 27, 2016 (the latest practicable date before the date of this Current Report on Form 8-K) and the directly attributable financing of the combination; and

•                  the acquisition of Dyax Corp. (“Dyax”) by Shire on January 22, 2016 for consideration of (i) $37.30 in cash per share and (ii) a non-tradable contingent value right of $4.00 per share, payable subject to FDA approval of SHP 643 (formerly known as DX-2930), representing an aggregate preliminary consideration of $6.3 billion, and the directly attributable financing of the acquisition.

The unaudited pro forma condensed combined balance sheet as of March 31, 2016 combines the historical consolidated balance sheets of Shire, which includes the acquisition of Dyax on January 22, 2016, and Baxalta, giving effect to the combination with Baxalta as if it had occurred on March 31, 2016.

Shire has adjusted the historical consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the business combination and acquisition, (2) factually supportable, and (3) with respect to the statement of income expected to have a continuing impact on the combined results. This information should be read in conjunction with:

(i)             the accompanying notes to the unaudited pro forma condensed combined financial statements;

(ii)          the separate unaudited financial statements of Shire as of and for the three months ended March 31, 2016, included in Shire’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) by Shire on May 4, 2016;

(iii)       the separate historical consolidated financial statements of Shire for the year ended December 31, 2015 included in Shire’s Annual Report on Form 10-K filed with the SEC on February 23, 2016;

(iv)      the separate historical financial statements of Dyax as of and for the year ended December 31, 2015 included in Shire’s amendment to a Current Report on Form 8-K/A on March 17, 2016;

(v)         the separate historical unaudited financial statements of Baxalta as of and for the three months ended March 31, 2016 included in Exhibit 99.3 to this Form 8-K; and

(vi)      the separate historical financial statements of Baxalta as of and for the year ended December 31, 2015 included in Exhibit 99.2 to this Form 8-K.

Shire funded the cash component of the purchase consideration of approximately $12.37 billion through borrowings under the $18.0 billion bridge facilities agreement with, among others, Barclays Bank PLC and Morgan Stanley Bank International Limited, acting as mandated lead arrangers and book runners (the “January 2016

Facilities Agreement”), which comprises two credit facilities: (i) a $13.0 billion term loan facility which, subject to a one year extension option exercisable at Shire’s option, matures on January 11, 2017 (“January 2016 Facility A”) and (ii) a $5.0 billion revolving loan facility which, subject to a one year extension option exercisable at Shire’s option, matures on January 11, 2017.

The unaudited pro forma condensed combined financial information has been prepared by management in accordance with SEC Regulation S-X Article 11 for illustrative purposes only. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the combination with Baxalta and the acquisition of Dyax been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or results of operations of the combined entity. There were no material transactions between Shire, Baxalta and/or Dyax (prior to its acquisition by Shire on January 22, 2016) during the period presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles, with Shire being the accounting acquirer. The accounting for the acquisition of Dyax and combination with Baxalta are dependent upon certain valuations that are provisional and are subject to change. Shire will finalize these amounts as it obtains the information necessary to complete the measurement processes. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. The differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Shire’s future results of operations and financial position.

In addition, the unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the combination with Baxalta and the acquisition of Dyax, the costs to integrate the operations of Shire, Baxalta and Dyax or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS AT MARCH 31, 2016

	Shire	Baxalta after reclassification (Note 2)	Baxalta acquisition adjustments (Note 4)		Baxalta financing adjustments (Note 4)		Pro forma combined
	$’M	$’M	$’M	Notes	$’M	Notes	$’M
ASSETS
Current assets:
Cash and cash equivalents	69.0	911.0	(12,292.5)	4(h)	12,223.5	4(j)	911.0
Restricted cash	22.3	—	—		—		22.3
Accounts receivable, net	1,312.7	1,127.0	—		—		2,439.7
Inventories	680.0	2,237.0	1,863.0	4(a)	—		4,780.0
Prepaid expenses and other current assets	314.4	601.0	—		—		915.4

Total current assets	2,398.4	4,876.0	(10,429.5)		12,223.5		9,068.4

Non-current assets:
Investments	50.4	122.0	—		—		172.4
Property, plant and equipment, net	837.6	5,208.0	—		—		6,045.6
Goodwill	6,881.9	883.0	6,656.7	4(c)	—		14,421.6
Other intangible assets, net	13,715.6	1,320.0	26,680.0	4(b)	—		41,715.6
Deferred tax asset	129.1	—	—		—		129.1
Other non-current assets	42.3	415.0	—		—		457.3

Total assets	24,055.3	12,824.0	22,907.2		12,223.5		72,010.0

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	1,978.2	1,645.0	111.0	4(e)	112.0	4(k)	3,846.2
Short term borrowings	2,211.3	302.0	—		12,111.5	4(j),(k)	14,624.8
Other current liabilities	157.1	31.0	—		—		188.1

Total current liabilities	4,346.6	1,978.0	111.0		12,223.5		18,659.1

Non-current liabilities:
Long term borrowings	4,654.0	4,987.0	322.0	4(d)	—		9,963.0
Deferred tax liability	3,543.3	176.0	7,844.4	4(e),(f)	—		11,563.7
Other non-current liabilities	1,216.7	1,463.0	—		—		2,679.7

Total liabilities	13,760.6	8,604.0	8,277.4		12,223.5		42,865.5

Equity:
Common stock	59.0	7.0	16.8	4(g),(i)	—		82.8
Additional paid-in capital	4,507.8	4,167.0	14,731.0	4(g),(i)	—		23,405.8
Treasury stock	(302.8)	—	—		—		(302.8)
Accumulated other comprehensive (loss)/income	(159.4)	(358.0)	358.0	4(i)	—		(159.4)
Retained earnings/(accumulated deficit)	6,190.1	404.0	(476.0)	4(i),(e)	—		6,118.1

Total equity	10,294.7	4,220.0	14,629.8		—		29,144.5

Total liabilities and equity	24,055.3	12,824.0	22,907.2		12,223.5		72,010.0

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2016

	Shire	Baxalta after reclassification (Note 2)	Baxalta acquisition adjustments (Note 4)		Dyax	Dyax pro forma adjustments (Note 5)		Pro forma combined
	$’M	$’M	$’M	Notes	$’M	$’M	Notes	$’M
Revenues:
Product sales	1,627.3	1,548.0	—		4.7	—		3,180.0
Royalties	79.2	—	—		1.0	—		80.2
Other revenues	2.8	—	—		0.2	—		3.0

Total revenues	1,709.3	1,548.0	—		5.9	—		3,263.2

Costs and expenses:
Cost of product sales	248.6	619.0	—		1.3	0.5	5(b)	869.4
Research and development	217.1	280.0	—		20.6	(17.8)	5(f)	499.9
Selling, general and administrative	609.5	353.0	180.0	4(l)	89.7	(83.3)	5(a),(c),(f)	1,148.9
Gain on sale of product rights	(4.2)	—	—		—	—		(4.2)
Reorganization costs	3.3	76.0	—		—	—		79.3
Integration and acquisition costs	91.1	25.0	(54.0)	4(m)	—	(51.7)	5(c)	10.4

Total operating expenses	1,165.4	1,353.0	126.0		111.6	(152.3)		2,603.7

Operating income/(loss) from continuing operations	543.9	195.0	(126.0)		(105.7)	152.3		659.5

Interest income	1.0	1.0	—		—	—		2.0
Interest expense	(44.7)	(24.0)	—		(0.1)	(5.0)	5(d),(e)	(73.8)
Other (expense), net	(8.5)	—	—		—	—		(8.5)

Income/(loss) from continuing operations before income taxes and equity in losses of equity method investees	491.7	172.0	(126.0)		(105.8)	147.3		579.2
Income taxes	(82.1)	(27.0)	37.6	4(n)	—	(9.5)	5(g)	(81.0)
Equity in losses of equity method investees, net of taxes	(0.1)	—	—		—	—		(0.1)

Income/(loss) from continuing operations, net of taxes	409.5	145.0	(88.4)		(105.8)	137.8		498.1

Earnings per ordinary share from continuing operation - basic	$0.69							$0.56

Earnings per ordinary share from continuing operations - diluted	$0.69							$0.56

Weighted average number of shares (millions)
Basic	591.7		303.6	4(o)				895.3
Diluted	593.3		303.6	4(o)				896.9

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2015

	Shire	Baxalta after reclassification (Note 2)	Baxalta acquisition adjustments (Note 4)		Baxalta financing adjustments		Dyax	Dyax pro forma adjustments (Note 5)		Pro forma combined
	$’M	$’M	$’M	Notes	(Note 4)	Notes	$’M	$’M	Notes	$’M
Revenues:
Product sales	6,099.9	6,148.0	—		—		66.7	—		12,314.6
Royalties	300.5	—	—		—		13.5	—		314.0
Other revenues	16.3	—	—		—		6.9	—		23.2

Total revenues	6,416.7	6,148.0	—		—		87.1	—		12,651.8

Costs and expenses:
Cost of product sales	969.0	2,332.0	—		—		16.7	10.6	5(b)	3,328.3
Research and development	1,564.0	1,170.0	—		—		58.6	—		2,792.6
Selling, general and administrative	2,341.2	1,273.0	740.8	4(l)	—		64.4	25.5	5(a),(c)	4,444.9
Gain on sale of product rights	(14.7)	—	—		—		—	—		(14.7)
Reorganization costs	97.9	193.0	—		—		—	—		290.9
Integration and acquisition costs	39.8	(60.0)	(35.0)	4(m)	—		—	(13.2)	5(c)	(68.4)

Total operating expenses	4,997.2	4,908.0	705.8		—		139.7	22.9		10,773.6

Operating income/(loss) from continuing operations	1,419.5	1,240.0	(705.8)		—		(52.6)	(22.9)		1,878.2

Interest income	4.2	3.0	—		—		0.8	—		8.0
Interest expense	(41.6)	(51.0)	—		(349.0)	4(p)	(8.9)	(80.2)	5(d),(e)	(530.7)
Other income, net	3.7	6.0	—		—		—	—		9.7

Income/(loss) from continuing operations before income taxes and equity in losses of equity method investees	1,385.8	1,198.0	(705.8)		(349.0)		(60.7)	(103.1)		1,365.2
Income taxes	(46.1)	(270.0)	200.0	4(n)	—		—	15.5	5(g)	(100.6)
Equity in losses of equity method investees, net of taxes	(2.2)	—	—		—		—	—		(2.2)

Income/(loss) from continuing operations, net of taxes	1,337.5	928.0	(505.8)		(349.0)		(60.7)	(87.6)		1,262.4

Earnings per ordinary share from continuing operation - basic	$2.27									$1.41

Earnings per ordinary share from continuing operations - diluted	$2.26									$1.41

Weighted average number of shares (millions)
Basic	590.4		303.6	4(o)						894.0
Diluted	593.1		303.6	4(o)						896.7

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.                          Description of the Baxalta and Dyax transactions

Combination with Baxalta

On January 11, 2016, Shire and Baxalta announced that the boards of directors of both companies reached an agreement under which Shire would combine with Baxalta. Under the merger agreement, Baxalta shareholders received (i) $18.00 in cash and (ii) either 0.1482 of a Shire ADS or 0.4446 of a Shire ordinary share per Baxalta share, without interest and subject to any applicable withholding taxes.  The exchange ratio was based on the 30-day trading day volume weighted average price of Shire ADSs of $199.03 as at January 8, 2016, which implied a total value of $47.50 per Baxalta share.

The value of the offer, as at the January 8, 2016 closing price of Shire ADSs, represented a premium of approximately 37.5% to Baxalta’s share price on August 3, 2015, the day prior to the public announcement of Shire’s initial offer for Baxalta. Following the transaction, Baxalta shareholders hold approximately 34% of the equity interests in the combined company.

Acquisition of Dyax

On January 22, 2016, Shire completed the acquisition of Dyax. As consideration, Shire paid $37.30 in cash, without interest and less any required withholding taxes for each share of Dyax common stock outstanding at the time of the acquisition (other than shares owned by Dyax or any of its subsidiaries, and shares owned by shareholders who had properly exercised any available rights of appraisal under Delaware law). Under the terms of the merger agreement Dyax shareholders may receive additional value through a non-tradable contingent value right worth $4.00 per share, payable subject to FDA approval of SHP643 (formerly DX-2930) and certain other conditions set forth in the Contingent Value Rights Agreement.

The preliminary acquisition-date fair value of the purchase consideration is $6,330.0 million, comprised of cash paid on closing of $5,934.0 million and the preliminary fair value of the contingent value right of $396.0 million (maximum payable $646.0 million).

2.                          Basis of presentation

These unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 805, Business Combinations, with Shire as the accounting acquirer, using the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures, based on the historical financial statements of Shire, Baxalta and Dyax.

Certain reclassifications have been made to Baxalta’s historical consolidated and combined financial statements to conform to Shire’s presentation as follows:

Reclassifications made to Baxalta’s historical condensed consolidated balance sheet as at March 31, 2016:

	Baxalta before reclassification	Reclassifications		Baxalta after reclassification
	$’M	$’M	Notes	$’M

ASSETS
Current assets:
Cash and cash equivalents	911.0	—		911.0
Accounts receivable, net	1,127.0	—		1,127.0
Inventories	2,237.0	—		2,237.0
Prepaid expenses and other current assets	601.0	—		601.0

Total current assets	4,876.0	—		4,876.0

Non-current assets:
Investments	—	122.0	(1)	122.0
Property, plant and equipment, net	5,208.0	—		5,208.0
Goodwill	883.0	—		883.0
Other intangible assets, net	1,320.0	—		1,320.0
Other non-current assets	537.0	(122.0)	(1)	415.0

Total assets	12,824.0	—		12,824.0

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	427.0	(427.0)	(2)	—
Accrued liabilities	1,244.0	(1,244.0)	(2),(3)	—
Accounts payable and accrued expenses	—	1,645.0	(2),(3)	1,645.0
Current maturities of capital lease obligations	5.0	(5.0)	(4)	—
Short-term debt	302.0			302.0
Other current liabilities	—	31.0	(3),(4)	31.0

Total current liabilities	1,978.0	—		1,978.0

Non-current liabilities:
Long term borrowings	5,317.0	(330.0)	(5)	4,987.0
Deferred tax liability	—	176.0	(6)	176.0
Other non-current liabilities	1,309.0	154.0	(5),(6)	1,463.0

Total liabilities	8,604.0	—		8,604.0

Equity:
Common stock	7.0	—		7.0
Additional paid-in capital	4,167.0	—		4,167.0
Accumulated other comprehensive loss	(358.0)	—		(358.0)
Retained earnings	404.0	—		404.0

Total equity	4,220.0	—		4,220.0

Total liabilities and equity	12,824.0	—		12,824.0

(1)              Reclassification of investments ($122.0 million) from “Other non-current assets” to “Investments.”

(2)              Reclassification of “Accounts payable” ($427.0 million) and of “Accrued liabilities” ($1,218.0 million) to “Accounts payable and accrued expenses.”

(3)              Reclassification of income taxes payable ($26.0 million) from “Accrued liabilities” to “Other current liabilities.”

(4)              Reclassification of capital lease obligation ($5.0 million) from “Current maturities of capital lease obligations” to “Other current liabilities.”

(5)              Reclassification of capital lease obligations ($330.0 million) from “Long term borrowings” to “Other non-current liabilities.”

(6)              Reclassification of deferred tax liability ($176.0 million) from “Other non-current liabilities” to “Deferred tax liability.”

Reclassifications made to Baxalta’s historical consolidated and combined statements of income for the three months ended March 31, 2016 and the year ended December 31, 2015:

	For the three months ended March 31, 2016
	Baxalta before reclassification	Reclassifications		Baxalta after reclassification
	$’M	$’M	Notes	$’M
Revenues:
Product sales	1,548.0	—		1,548.0
Royalties	—	—		—
Other revenues	—	—		—

Total revenues	1,548.0	—		1,548.0

Costs and expenses:
Cost of product sales	710.0	(91.0)	(5),(6),(11)	619.0
Research and development	280.0	—	(1),(8)	280.0
Selling, general and administrative	384.0	(31.0)	(2),(4),(5),(7)	353.0
Reorganization costs	—	76.0	(6),(7),(8),(11),(12)	76.0
Integration and acquisition costs	—	25.0	(3),(4)	25.0

Total operating expenses	1,374.0	(21.0)		1,353.0

Operating income from continuing operations	174.0	21.0		195.0

Interest income	—	1.0	(10)	1.0
Net interest expense	(23.0)	(1.0)	(10)	(24.0)
Other income/(expense), net	21.0	(21.0)	(3),(12)	—

Income from continuing operations before income taxes and equity in earnings of equity method investees	172.0	—		172.0
Income taxes	(27.0)	—		(27.0)

Income from continuing operations, net of taxes	145.0	—		145.0

	For the years ended December 31, 2015
	Baxalta before reclassification	Reclassifications		Baxalta after reclassification
	$’M	$’M	Notes	$’M
Revenues:
Product sales	6,148.0	—		6,148.0
Royalties	—	—		—
Other revenues	—	—		—

Total revenues	6,148.0	—		6,148.0

Costs and expenses:
Cost of product sales	2,386.0	(54.0)	(5),(6),(9)	2,332.0
Research and development	1,176.0	(6.0)	(1),(8)	1,170.0
Selling, general and administrative	1,442.0	(169.0)	(2),(4),(5),(7),(9)	1,273.0
Reorganization costs	—	193.0	(1),(2),(6),(7),(8)	193.0
Integration and acquisition costs	—	(60.0)	(3),(4)	(60.0)

Total operating expenses	5,004.0	(96.0)		4,908.0

Operating income from continuing operations	1,144.0	96.0		1,240.0

Interest income	—	3.0	(10)	3.0
Net interest expense	(48.0)	(3.0)	(10)	(51.0)
Other income/(expense), net	102.0	(96.0)	(3),(4)	6.0

Income from continuing operations before income taxes and equity in earnings of equity method investees	1,198.0	—		1,198.0
Income taxes	(270.0)	—		(270.0)

Income from continuing operations, net of taxes	928.0	—		928.0

(1)              Reclassification of business optimization charges of $nil for the three months ended March 31, 2016 and  ($9.0) million net credit for the year ended December 31, 2015 from “Research and development expenses” to “Reorganization costs.”

(2)              Reclassification of business optimization charges of $nil million for the three months ended March 31, 2016 and $1.0 million for the year ended December 31, 2015 from “Selling, general and administrative expenses” to “Reorganization costs.”

(3)              Reclassification of changes in the fair value of contingent consideration of ($1.0) million net credit for the three months ended March 31, 2016 and ($97.0) million net credit for the year ended December 31, 2015 from “Other expense, net” to “Integration and acquisition costs.”

(4)              Reclassification of acquisition related costs of $26.0 million for the three months ended March 31, 2016 and  $37.0 million for the year ended December 31, 2015 from “Selling, general and administrative expenses” ($26.0 million and $36.0 million respectively) and from “Other income/(expense), net” ($nil million and $1.0 million respectively ) to “Integration and acquisition costs.”

(5)              Reclassification of amortization expense of $19.0 million for the three months ended March 31, 2016 and $53.0 million for the year ended December 31, 2015  from “Cost of product sales” to “Selling, general and administrative expenses.”

(6)              Reclassification of separation costs of $6.0 million for the three months ended March 31, 2016 and $20.0 million for the year ended December 31, 2015   from “Cost of product sales” to “Reorganization costs.”

(7)              Reclassification of separation costs of $24.0 for the three months ended March 31, 2016 and $166.0 million for the year ended December 31, 2015 from “Selling, general and administrative expenses” to “Reorganization costs.”

(8)              Reclassification of separation costs of $nil for the three months ended March 31, 2016 and $15.0 million for the year ended December 31, 2015 from “Research and development expenses” to “Reorganization costs.”

(9)              Reclassification of shipping costs of $19.0 million from “Selling, general and administrative expenses” to “Cost of product sales.”  Shire does not have sufficient information to make the necessary adjustment of shipping costs for the three months ended March 31, 2016.

(10)       Reclassification of interest income of $1.0 million for the three months ended March 31, 2016 and $3.0 million for the year ended December 31, 2015 from “Net interest expense” to “Interest income.”

(11)       Reclassification of business optimization charges of $66 million for the three months ended March 31, 2016 and $nil for the year ended December 31, 2015 from “Cost of product sales” to “Reorganization costs.”

(12)       Reclassification of separation costs of $20.0 million net credit for the three months ended March 31, 2016 and $nil for the year ended December 31, 2015 from “Other income/(expense), net” to “Reorganization costs.”

Further review of Baxalta’s detailed accounting policies may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the financial statements of the combined company. At this time, Shire is not aware of any differences that would have a material impact on the financial statements of the combined company, other than the presentation differences outlined above.

The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies between Shire and Dyax. Further review of Dyax’s detailed accounting policies may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the financial statements of the combined company. At this time, Shire is not aware of any differences that would have a material impact on the financial statements of the combined company.

Under ASC 805, acquisition related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total combination related transaction costs (excluding financing fees payable) in connection with the Baxalta combination are estimated to be approximately $200.0 million. This estimate includes transaction related costs to be incurred by Baxalta, which are estimated to be approximately $85.0 million (of which $46.0 million have already been accrued or paid in the historical financial statements).

These anticipated costs for Shire are reflected in the unaudited pro forma condensed combined balance sheet as a reduction to retained earnings and an increase in accrued liabilities. The anticipated transaction costs for Baxalta are reflected in the unaudited pro forma condensed combined balance sheet as a reduction to net assets acquired and an increase in accrued liabilities.

3.                          Estimate of Consideration Expected to be Transferred in Connection with the Combination with Baxalta

The following is a preliminary estimate of the consideration expected to be paid to effect the combination with Baxalta:

Purchase Consideration

In millions except per share amounts

Estimate of share consideration expected to be transferred to Baxalta shareholders
Number of Baxalta shares outstanding as at March 31, 2016	682.8
Number of Baxalta and Baxter non-employee director equity awards expected to be converted to Shire ADSs	0.1
Multiplied by the conversion ratio	0.1482

Shire ADSs expected to be issued	101.2
Closing price of Shire ADSs on May 27, 2016	$186.96

Estimated fair value of share consideration	$18,921.8	A

Shares of Shire common stock expected to be issued	303.6

Estimate of cash consideration expected to be transferred to Baxalta shareholders
Number of Baxalta shares outstanding as at March 31, 2016	682.8
Number of Baxalta and Baxter non-employee director equity awards expected to be converted to Shire ADSs	0.1
Multiplied by cash consideration per Baxalta share outstanding	$18.0

Estimated fair value of cash consideration	$12,292.5	B

Estimated fair value of total consideration to be transferred	$31,214.3	C

For the purposes of these unaudited pro forma condensed combined financial statements, the fair value of share consideration to be transferred is estimated using the closing price of Shire ADSs of $186.96 per Shire ADS as at May 27, 2016, the latest practicable date before the date of this Current Report on Form 8-K.

The estimated consideration for Shire’s combination with Baxalta reflected in these unaudited pro forma condensed combined financial statements does not purport to represent the actual consideration when the combination with Baxalta is consummated. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration paid will be measured on the closing date of the combination at the then-current market price. This requirement will likely result in a per share equity component different from the $27.7 assumed in these unaudited pro forma condensed combined financial statements, and that difference may be material. An increase or decrease in the price per Shire ADS assumed in these unaudited pro forma condensed combined financial statements by 30% will increase or decrease the estimated purchase price by approximately $5.7 billion, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease in goodwill.

Pursuant to the terms of the merger agreement, at the effective date of the combination all in-the-money equity awards held by non-employee directors of Baxalta or Baxter, whether vested or unvested, were exchanged for the same consideration paid to common stockholders. Accordingly the estimated cash and equity consideration payable as a result of the conversion of non-employee directors has been reflected in the estimated purchase consideration.

All other Baxalta equity awards outstanding at the effective date of the combination were replaced with Shire equity awards. In accordance with ASC 805, the fair value of these replacement equity awards will be bifurcated between purchase consideration and post-acquisition share-based payment expense based, amongst other things, on the completion date fair values of both the original and replacement unvested equity awards and the length of pre- and post-vesting service periods. Shire estimates the fair value of unvested Baxalta Restricted Stock Units would be approximately $210 million as at March 31, 2016. This fair value would be allocated between purchase consideration transferred and post-combination compensation expense. However at this time Shire does not have sufficient information to determine the pre-and post-combination service periods to determine this allocation. Additionally, at this time Shire does not have sufficient information to determine the combination-date fair values of other Baxalta equity awards outstanding, and thus is unable to determine the allocation between consideration transferred and post-combination compensation expense.  Accordingly, the unaudited pro forma condensed combined financial statements do not reflect the effect of issuing replacement equity awards in either the preliminary estimated purchase consideration or the unaudited pro forma condensed combined statements of income.

Shire will calculate the fair value of all Baxalta equity awards outstanding and the replacement Shire equity awards as of the actual acquisition date, in accordance with ASC 718, Compensation — Stock Compensation. This will result in the recognition of an incremental component of purchase consideration transferred which is not currently reflected in the preliminary estimate of purchase consideration. In addition, this calculation will be used to determine the fair value amounts related to unvested replacement Shire equity awards which will be recorded as post-combination compensation expense, which is not currently reflected in the unaudited pro forma condensed combined statements of income.

However, in order to illustrate the potential impact on the purchase consideration transferred, Shire has estimated the intrinsic value of the Baxalta equity awards outstanding as of December 31, 2015 based on information disclosed in Baxalta’s Form 10-K, which is the most recent publicly available information.

Based on the intrinsic value, Shire estimates a potential increase to the estimated purchase consideration (which would give rise to an equivalent increase in goodwill in the pro forma balance sheet) of approximately $609.4  million related to Baxalta options outstanding as of December 31, 2015, calculated as follows:

	Number of Baxalta Options Outstanding at 12/31/15 (in millions)	Weighted- average Exercise Price	Per Share Offer Price	Intrinsic Value(a)	Estimated Additional Purchase Consideration (in millions)
Options	37.7	$29.55	$45.71	$16.16	$609.4

(a)           Intrinsic value used as an approximation of fair value for illustrative purposes only.

Preliminary purchase price allocation

Assuming a closing date of Shire’s combination with Baxalta of March 31, 2016 the following table sets forth a preliminary estimate of the fair value of the assets acquired and liabilities assumed by Shire, reconciled to the total estimated consideration transferred:

	Note	$’M
Cash and cash equivalents		911.0
Accounts receivable, net		1,127.0
Inventories	(a)	4,100.0
Prepaid expenses and other current assets		601.0
Property, plant and equipment, net	(c)	5,208.0
Investments		122.0
Other intangible assets, net	(b)	28,000.0
Other non-current assets		415.0
Accounts payable and accrued expenses		(1,684.0)
Short-term borrowings		(302.0)
Other current liabilities		(31.0)
Long term borrowings	(d)	(5,309.0)
Deferred tax liability	(f)	(8,020.4)
Other non-current liabilities	(e)	(1,463.0)

Goodwill	(g)	7,539.7

Estimate of consideration expected to be transferred		31,214.3

(a)         A preliminary fair value estimate of $4,100.0 million has been assigned to inventories to be acquired. The pro forma fair value adjustment to inventories to be acquired is based on the book value of Baxalta’s inventories as of March 31, 2016  adjusted as follows based on Shire management’s estimates using the following methods:

i.                                          Finished goods at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort of a market participant;

ii.                                       Work in process at estimated selling prices of finished goods less the sum of costs to complete the manufacturing of the relevant product, costs of disposal, and a reasonable profit allowance for the completing and selling effort of a market participant ; and

iii.                                    Raw materials at current replacement costs.

Assumptions as to the nature of the products, the margins to be achieved, the value of the selling effort and the stage of completion of work in process inventories have been made by Shire in determining the fair value estimate of Baxalta’s inventories for purposes of these unaudited pro forma condensed combined financial statements. The estimated fair value adjustment is preliminary, subject to change and could vary, potentially materially, from the actual fair value adjustment that will be calculated as Shire finalizes its valuation of Baxalta’s inventories following the completion of the combination.

(b)         A preliminary fair value estimate of $28,000.0 million has been assigned to intangible assets acquired, primarily consisting of currently marketed product rights and in-process research and development (“IPR&D”). At the date of consummation of the combination, identifiable intangible assets are required to be measured at fair value and these acquired assets may include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets.

The fair value of identifiable intangible assets is determined primarily using the “income method,” which starts with a forecast of all the expected future net cash flows. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, working capital/contributory asset charges and income taxes), the discount rate selected to measure the risks inherent in the future cash flows, and other factors.

The estimated fair value of the identifiable intangible assets and a preliminary estimate of their weighted average useful lives are as follows:

	Estimated fair	Weighted Average Estimated Useful
(in millions)	value	life
Currently marketed product rights	25,400.0	32 years
In-process research and development *	2,600.0	N/A

Total	28,000.0

* Acquired IPR&D assets are initially recognized at fair value and are classified as indefinite lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the closing date of the combination, these assets will not be amortized into earnings; instead these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired IPR&D project, determination as to the useful life of the asset will be made; at that point in time, the asset would then be considered a finite lived intangible asset and Shire would begin to amortize the asset into earnings.

These preliminary estimates of fair value and weighted average useful life could potentially be different from those determined through the final acquisition accounting, and the difference could potentially have a material impact on the accompanying unaudited pro forma condensed combined financial statements. As Shire obtains additional information in respect of the Baxalta intangible assets, additional insight could be gained which could impact (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between finite lived and indefinite lived intangible assets and/or (iii) the estimated weighted average useful life of each category of intangible assets. The estimated intangible asset fair values and their useful lives could be impacted by a variety of factors that may become known to us only upon access to additional information and/or by changes in such factors that may occur prior to the effective time of the merger. These factors include but are not limited to the regulatory, legislative, legal, technological and competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the Baxalta’s intangible assets and/or to the estimated weighted average useful lives from that assumed by Shire in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to our estimate of associated amortization expense.

(c)          As Shire does not currently have sufficient information to reliably determine fair value, the current book value of $5,208.0 million has been used to approximate the preliminary fair value of property, plant and equipment to be acquired, primarily consisting of land, buildings, machinery and equipment and construction in progress. At date of consummation of the combination, property, plant and equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the closing date of the combination. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. Shire has only limited information at this time as to the specific nature, age, condition or location of the land, buildings, machinery and equipment, and construction-in-progress. All of these factors can cause differences between the fair value and net book value, and such differences could be material.

(d)         The preliminary fair value estimate of $5,309.0 million has been assigned to Baxalta’s debt to be assumed as part of the combination.

(e)          Primarily includes capital lease obligations, pension liabilities and assumed contingent consideration liabilities with a preliminary fair value estimate of $330.0 million, $524.0 million and $448.0 million respectively, after consideration of the fair value information included in Baxalta consolidated financial statements for the three months ended March 31, 2016.

(f)           The preliminary estimate of deferred income tax liabilities primarily resulting from the fair value adjustments for acquired inventory and identifiable intangible assets. This estimate was determined based on the excess book basis over the tax basis of the assets acquired at an estimated 28% weighted average statutory tax rate. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon Shire’s final determination of the fair values of assets acquired and liabilities assumed and the statutory tax rates in the jurisdictions where the fair values are expected to occur.

(g)          Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the fair values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized and is not expected to be deductible for tax purposes.

The accounting for the combination with Baxalta is dependent upon certain valuations that are provisional and are subject to change. Shire will finalize these amounts as it obtains the information necessary to complete the measurement processes. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. The differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Shire’s future results of operations and financial position.

4.                          Pro Forma Adjustments in Connection with the Combination with Baxalta

The Baxalta pro forma adjustments reflected in the unaudited condensed combined financial statements represent estimated values and amounts based on available information and do not reflect anticipated synergies had the combination been completed as at the dates indicated above. The unaudited pro forma condensed combined balance sheet reflects the combination using the acquisition method of accounting as at March 31, 2016, and the unaudited pro forma condensed combined statements of income reflect the combination using the acquisition method as at January 1, 2015.

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; and Note 3. Estimate of Consideration Expected to be Transferred.

Pro forma adjustments to the condensed combined balance sheet as at March 31, 2016:

Adjustments included in the column under the heading “Baxalta acquisition adjustments” represent the following:

(a)         Inventory

Represents the adjustment required to record Baxalta’s inventory at its estimated fair value. This estimated step-up in inventory value is preliminary, subject to change and could vary materially from the actual step-up in value calculated after consummation of the combination. Shire will reflect the increased value of inventory in cost of product sales as the acquired inventory is sold which, for purposes of these unaudited pro forma condensed combined financial statements, is assumed to occur within the first year after the combination. As there is no continuing impact of the inventory step-up on Shire’s results, the impact on cost of product sales of  the unwind of the step-up in value of acquired inventory is not included in the unaudited pro forma condensed combined statement of income.

(b) Intangible assets

Represents the adjustment required to record acquired intangible assets to their estimated preliminary fair value of ($28,000.0 million), and to eliminate the book value of Baxalta’s historical intangible assets ($1,320.0 million).

(c) Goodwill

Represents the adjustment required to record the preliminary estimate of goodwill arising from the combination ($7,539.7 million) and to eliminate the book value of Baxalta’s historical goodwill ($883.0 million).

(d) Long-term borrowings

Represents the adjustment required to record Baxalta’s long-term borrowings to their estimated preliminary fair value.

(e) Combination related costs

Represents estimated transaction costs (excluding costs associated with acquisition financing) to be incurred by Shire ($72.0 million) and Baxalta ($39.0 million) related to the combination of $111.0 million that were not previously recorded in the historical combined financial statements, and estimated related taxes of $28.5 million.

As there is no continuing impact of the combination related costs, the impact of these costs is not included in the unaudited pro forma condensed combined statement of income.

(f) Deferred tax liabilities

Reflects the estimated adjustment to deferred income tax liabilities primarily resulting from the fair value adjustments for acquired inventory and identifiable intangible assets. This estimate was determined based on the excess book basis over the tax basis of the assets acquired at an estimated 28% weighted average statutory tax rate. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon Shire’s final determination of the fair values of assets acquired and liabilities assumed and the statutory tax rates in the jurisdictions where the fair values are expected to occur.

(g) Estimated Stock Consideration Expected to be Transferred

Represents the adjustment to record the equity portion of the merger consideration, at fair value as follows:

	Common Stock, Number of shares	Common Stock ($)	Additional paid-in capital ($)	Total Equity ($)
	(in millions)

Shares of Shire common stock expected to be issued	303.6	23.8	18,898.0	18,921.8

(h) Estimated Cash Consideration Expected to be Transferred

Represents the adjustment required to record the cash portion of the merger consideration estimated to be $12,292.5 million.

(i) Shareholders’ equity

Represents the adjustment to eliminate Baxalta’s historical shareholders’ equity, and to record an estimate of the remaining combination-related costs to be incurred by Shire (assumed to be non-recurring), as follows:

$’M
Common stock	(7.0)
Additional paid-in capital	(4,167.0)
Accumulated other comprehensive loss	358.0
Retained earnings	(404.0)
Combination-related costs *	(72.0)

Total Adjustments to Shareholders’ equity	(4,292.0)

*Combination-related costs are not reflected in the unaudited pro forma condensed combined statement of income as they are not expected to have an on-going impact.

Adjustments included in the column under the heading “Baxalta financing adjustments” represent the following:

(j) Acquisition financing

Shire has secured an $18.0 billion, 12 month fully underwritten Bridge Facility (with a one-year extension option exercisable at Shire’s discretion), which we refer to as the Bridge Facility, to finance the combination with Baxalta, of which $13.0 billion is available to fund the cash consideration payable and certain related costs in respect of the combination with Baxalta and $5.0 billion is available to finance the redemption of Baxalta’s senior notes, if required. After the closing date of the combination Shire intends to re-finance borrowings under the Bridge Facility in due course.  The financing of the transaction has been structured with the intention of maintaining an investment grade credit rating for the combined company. For the purposes of the unaudited pro forma condensed combined financial statements, it has been assumed that the Bridge Facility will be used solely to fund the cash consideration payable in respect of the acquisition (estimated at $12,223.5 million). The unaudited pro forma condensed combined balance sheet presents the borrowings under the Bridge Facility as short-term borrowings.

Adjustments arising from any potential redemption of Baxalta’s existing borrowings are excluded from the unaudited pro forma condensed combined financial information since such redemption is not certain at the time of preparation of these pro forma condensed combined financial statements and is not considered directly attributable to the combination with Baxalta.

(k) Financing costs

Represents financing related transaction fees expected to be incurred (estimated at $112.0 million), all of which are expected to be initially capitalized in short-term borrowings as debt issuance costs associated with the underwritten Bridge Facility.

Pro forma adjustments to the condensed combined statements of income, relating to the combination with Baxalta, for the three months ended March 31, 2016 and for the year ended December 31, 2015

Adjustments included in the column under the heading “Baxalta acquisition adjustments” represent the following:

(l) Amortization of intangibles

To adjust amortization expense to include an estimate of intangible asset amortization based on an estimated weighted average useful life of 32 years for acquired definite lived intangible assets, as follows:

	Three months	Year ended
(in millions)	ended March 31, 2016	December 31, 2015
Estimated amortization of acquired product rights	199.0	793.8
Eliminate Baxalta’s historical intangible assets amortization expense	(19.0)	(53.0)

Total	180.0	740.8

(m) Combination related costs

Represents the adjustment to eliminate combination related costs incurred by Shire of $28.0 million for the three months ended March 31, 2016 and $15.0 million for the year ended December 31, 2015 and by Baxalta of $26.0 million for the three months ended March 31, 2016 and $20.0 million for the year ended December 31, 2015, which are directly attributable to the pending combination but which are not expected to have a continuing impact.

(n) Income tax

Reflects the estimated income tax impact of the pro forma adjustments, primarily related to amortization of intangible assets and the elimination of transaction costs. An estimated weighted average statutory tax rate of 28% was applied to the applicable pro forma adjustments.

The effective tax rate of the combined company could be significantly different than the weighted average tax rate assumed for purposes of preparing the unaudited pro forma condensed combined financial statements for a variety of factors.

(o) Weighted average number of shares

The unaudited pro forma combined basic and diluted earnings per share from continuing operations for the periods presented have been adjusted by the number of Shire common shares expected to be issued in connection with the combination with Baxalta.

These unaudited pro forma combined basic and diluted earnings per share from continuing operations have not been adjusted to reflect the potential impact on the dilutive number of shares arising as a result of the replacement of unvested Baxalta equity awards with Shire equity based awards as there is currently insufficient information to determine the dilutive impact.

Three months ended March 31, 2016 and Year ended December
(In millions)	31, 2015
Adjustment to basic and diluted weighted average number of Shire common shares outstanding
Number of Shire ADSs expected to be issued at a conversion ratio of 0.1482 per share of Baxalta stock	101.2
Number of shares of Shire common stock expected to be issued (three shares of common stock to one Shire ADS).	303.6

Adjustments included in the column under the heading “Baxalta financing adjustments” represent the following:

(p) Interest expense

Interest expense for the year ended December 31, 2015 consists of contractual interest expense ($237.0 million) and amortization of debt issuance costs ($112.0 million) associated with the Bridge Facility, using a weighted average interest rate of 1.9%.

Shire intends to re-finance borrowings under the Bridge Facility through capital market debt issuances in due course. As the terms of the anticipated capital market debt issuances are uncertain and not considered directly attributable to the combination with Baxalta, no pro forma adjustment has been made for the associated interest expense in the three months ended March 31, 2016.

A 1/8 percent change in the interest rate would result in an increase or a decrease in the pro forma interest expense by $29.5 million for the year ended December 31, 2015.

5.                          Pro forma adjustments to the condensed combined statements of income, relating to the acquisition of Dyax, for the three months ended March 31, 2016 and for the year ended December 31, 2015

The Dyax pro forma adjustments reflect the acquisition of Dyax using the acquisition method as if the acquisition had been completed as of January 1, 2015. These adjustments represent estimated values and amounts based on available information and do not reflect anticipated synergies had the acquisition  been completed as at the date indicated above.

(a) Amortization of intangibles

Represents the amortization expense of definite lived intangible assets acquired of $2.1 million for the period ended January 22, 2016 and $33.8 million for the year ended December 31, 2015, based on estimated fair values and useful lives for the finite lived intangibles acquired of 18 years for KALBITOR product rights and 8 years for contract-based royalty arrangements. Amortization expense has been calculated on a straight-line basis.

(b)         Amortization of inventory fair value step-up

Represents the amortization of the step-up in fair value of  inventory of $0.5 million for the period ended January 22, 2016 and $10.6 million for the year ended December 31, 2015.

(c) Acquisition related costs

Represents the adjustment to eliminate acquisition related costs incurred by Shire of $51.7 million for the period ended January 22, 2016 and $13.2 million for the year ended December 31, 2015 and by Dyax of $57.7 million for the period ended January 22, 2016 and $8.3 million for the year ended December 31, 2015, which are directly attributable to the combination but which are not expected to have a continuing impact.

(d) Interest expense

Reflects interest expense associated with the $5,600 million drawn down under the November 2015 Facilities Agreement and $209.1 million of additional borrowings under the RCF. Interest expense of $4.0 million for the period ended January 22, 2016 and $67.9 million for the year ended December 31, 2015 has been estimated as if the purchase consideration was paid, and the relevant loans drawn down, on January 1, 2015, using a weighted average interest rate of 1.17%.

A 1/8 percent change in the interest rate would result in an increase or a decrease in the pro forma interest expense by $7.3 million for the year ended December 31, 2015 and by $0.5 million for the three months ended March 31, 2016.

(e) Amortization of debt issue costs

Represents amortization of debt issue costs of $1.0 million for the period ended January 22, 2016 and $12.3 million for the year ended December 31, 2015 that were incurred on arranging the November 2015 Facilities Agreement, assuming the borrowings had occurred on January 1, 2015.

(f) Stock compensation expense

Reflects the adjustment to eliminate stock compensation charges of $17.8 million within Research and development expenses and $27.7 million within Selling, general and administrative expenses recognized in the period ended January 22, 2016 as a result of the accelerated vesting and settlement of Dyax’s outstanding equity awards, which are directly attributable to the acquisition but which have no continuing impact.

(g) Income taxes

Reflects the income tax impact of the pro forma adjustments (based on statutory tax rates in the jurisdictions where these adjustments are reasonably expected to occur), primarily related to the increase in amortization expense and elimination of acquisition related costs.